EXHIBIT 10.1

1919 North Lynn Street Arlington, VA 22209

TELEPHONE : 571-303-3000
FAX: 571-303-4000
www.executiveboard.com
April 28, 2009
Mr. Richard Lindahl

Dear Rich:
I am pleased to confirm our agreement with respect to separation benefits during your first year of employment.
In particular, we have agreed that, if your employment is terminated without “Cause” on or before May 17, 2010, and provided that you execute a separation agreement and release in a form acceptable to CEB, CEB will provide you with: (A) twelve months of base salary, payable in equal installments over the twelve months following your termination, and commencing no later than the later of the December 31 next- following the termination or 2-1/2 months after the termination; (B) a pro rata target bonus for the year in which the termination occurs, payable in a lump sum within thirty days of termination; and (C) continuation for twelve months of the same or equivalent health benefit coverage as you were receiving immediately prior to termination at active employee rates, subject to reduction or elimination to the extent you receive substantially equivalent coverage from any successor employer. Payments under this letter agreement are in lieu of any severance or other payments you may have been entitled to receive under any other agreement, plan or policy (including but not limited to the Change in Control Severance Agreement between you and CEB), and any payments under any such agreement, plan or policy shall offset dollar-for-dollar the amounts payable hereunder.
For purposes of this letter agreement, “Cause” shall mean your commission of a material act of fraud, theft or dishonesty against CEB; conviction for any felony; or willful non-performance of material duties which is not cured within sixty (60) days after receipt of written notice to you.
Except to the extent expressly set forth herein, this letter agreement shall not alter your status as an at-will employee who may be terminated (and who may resign) at any time with or without cause and with or without notice.
Sincerely,
/s/ Mr. Thomas L. Monahan III
Chief Executive Officer
Agreed to and accepted:

/s/ Richard Lindahl	April 28, 2009
Richard Lindahl	Date